Exhibit 99.1

Investors Contact:	Media Contact:
Sailash Patel	Tony Plohoros
919-456-7814	908-940-0135
Sailash.Patel@furiex.com	tplohoros@6degreespr.com

Furiex Pharmaceuticals Reports Fourth Quarter and Full-Year

2013 Financial Results

Fourth Quarter 2013 Highlights:

●	Royalty revenues of $8.1 million, an increase of $2.6 million (47%) from third quarter 2013.
●	Cash and cash equivalents balance of $29.2 million as of December 31, 2013.

Full Year 2013 Highlights:

●	Milestone revenues of $45.0 million for 2013.
●	Royalty revenues of $26.0 million, an increase of $5.5 million (27%) from 2012.
●	Total revenues of $71.0 million, an increase of $30.5 million (75%) from 2012.

MORRISVILLE, N.C. (March 11, 2014) – Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today reported its financial and operating results for the quarter and year ended December 31, 2013.

For the year ended December 31, 2013, Furiex recorded total revenues of $71.0 million. This included milestone revenue of $45.0 million, consisting of a $25.0 million regulatory milestone from Takeda Pharmaceuticals Company Limited with respect to the U.S. Food and Drug Administration’s approval of three alogliptin-related products in January 2013, a $10.0 million milestone from Takeda upon the European Marketing Authorization of alogliptin and related products in September 2013, a $5.0 million milestone from Berlin-Chemie AG (Menarini Group) upon the launch of Priligy® in France in March 2013 and a $5.0 million milestone from Menarini upon the launch of Priligy in the United Kingdom in October 2013.

For the full year 2013, Furiex recorded royalty revenues of $26.0 million, compared to $20.5 million in the prior year. Royalty revenue included royalties related to sales of Nesina® and related combination products in Japan and the United States, and Priligy in various countries outside the United States. Furiex recorded fourth quarter royalty revenues of $8.1 million, compared to $9.2 million for the same period in the prior year and $5.6 million in the third quarter of 2013. Royalty revenue increased 47% in the fourth quarter of 2013 compared to the third quarter of 2013.

“Our 2013 was marked by multiple successes for our partnered products, including Takeda’s receipt of the FDA approval and European Marketing Authorization for three type-2 diabetes treatments, and Menarini’s launch of Priligy in France and the United Kingdom,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. “This momentum continued in early 2014 with the reporting last month of positive top-line results of our two pivotal Phase III clinical trials of eluxadoline in patients with diarrhea-predominant irritable bowel syndrome.”

Fred Eshelman, Pharm.D., founding chairman of Furiex, added, “Looking ahead to the remainder of 2014, we will focus on submitting our new drug application for eluxadoline to the U.S. Food and Drug Administration by the end of the second quarter of 2014. In addition, we will continue to evaluate all of our strategic options, which include launching the drug ourselves or possibly securing a strategic partnership.”

Research and development expenses were $15.4 million for the quarter ended December 31, 2013, compared to $14.6 million for the same period in the prior year. For the full year 2013, Furiex recorded research and development expenses of $82.7 million, compared to $69.5 million in the prior year. The increase in research and development expense was due predominantly to eluxadoline Phase III costs.

Fourth quarter selling, general and administrative expenses were $2.4 million for 2013, compared to $2.5 million for the fourth quarter of 2012. For the full year 2013, Furiex recorded selling, general and administrative expenses of $12.7 million, compared to $11.3 million in the prior year. The slight increase in selling, general and administrative expense was due primarily to increases in non-cash stock compensation expense of $1.2 million, including additional restricted stock awards issued to employees and directors during 2013 and the mark-to-market adjustment for non-vested consultant options.

Interest expense was $1.7 million for the quarter ended December 31, 2013, compared to $1.1 million for the same period in the prior year. For the full year 2013, Furiex recorded interest expense of $5.0 million, compared to $2.5 million in the prior year. The increase in interest expense was due to increased borrowings under the first and second amended loan agreements entered into with MidCap Funding and Silicon Valley Bank in August 2012 and September 2013, respectively, and a new $15.0 million loan from Fred Eshelman as of September 2013.

Net loss was $6.5 million for the fourth quarter of 2013, compared to $9.1 million for the fourth quarter of 2012. For the year ended 2013, net loss was $29.7 million compared to $42.9 million in 2012.

Net loss per share for the fourth quarter of 2013 was $0.63, compared to $0.90 for the fourth quarter of 2012. For the year ended 2013, net loss per share was $2.92, compared to $4.29 for 2012.

Company to Host Conference Call

Furiex will conduct a live conference call and webcast Wednesday, March 12, 2014 at 9:00 a.m. ET to discuss fourth quarter and full year 2013 financial results. A Q&A session will follow. All interested parties can access the webcast through the Presentations and Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+1-877-677-9122 (U.S./Canada)
+1-708-290-1401 (International)

Conference ID:	11398508

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The Company collaborates with pharmaceutical and biotechnology companies and has a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and four products on the market. The Company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: progress of compounds in clinical trials and regulatory approvals; potential changes to regulatory guidance by regulatory agencies such as the U.S. Food and Drug Administration and the European Medicines Agency; the risk of finding a collaborator for our late-stage compounds, or risks involved in our attempting to commercialize compounds ourselves; continuing losses and our potential need for additional financing; reliance on key personnel; inability of collaborators to effectively market approved products for which we receive royalty and sales-based milestone payments; changes in the safety and efficacy profile of our existing compounds as they progress through research and development; new collaborative agreements that we might enter into in the future; the costs of defending any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2013	2012	2013
Revenue:
Milestones	$—	$5,000	$20,000	$45,000
Royalties	9,211	8,134	20,508	25,999
Total revenue	9,211	13,134	40,508	70,999
Research and development expenses	14,586	15,395	69,505	82,704
Selling, general and administrative expenses	2,529	2,370	11,261	12,676
Depreciation and amortization	22	7	86	57
Total operating expenses	17,137	17,772	80,852	95,437
Operating loss	(7,926)	(4,638)	(40,344)	(24,438)
Interest expense	1,122	1,662	2,508	4,980
Other income, net	1	1	1	93
Loss before provision for income taxes	(9,047)	(6,299)	(42,851)	(29,325)
Provision for income taxes	5	201	14	348
Net loss	$(9,052)	$(6,500)	$(42,865)	$(29,673)

Net loss per basic and diluted share	$(0.90)	$(0.63)	$(4.29)	$(2.92)

Weighted-average shares used to compute net loss per basic and diluted share:	10,015	10,260	9,984	10,148

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31,	December 31,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$25,718	$29,153
Accounts receivable, net	11,745	8,178
Prepaid expenses	320	415
Total current assets	37,783	37,746
Property and equipment, net	118	87
Investments	7,500	—
Deferred financing costs, net	238	1,493
Goodwill	49,116	49,116
Total assets	$94,755	$88,442

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,604	$7,072
Accrued expenses	10,230	5,302
Current portion of long-term debt, third party	—	10,080
Current portion of long-term debt, related party	5,405	500
Total current liabilities	22,239	22,954
Long-term debt, third party, net	34,595	31,920
Long-term debt, related party, net	—	14,500
Other long-term liabilities	324	627
Total liabilities	57,158	70,001

Common stock, $0.001 par value, 40,000,000 shares authorized; 10,015,297 and 10,459,233 shares issued and outstanding, respectively	10	10
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	164,577	175,094
Accumulated deficit	(126,990)	(156,663)
Total shareholders’ equity	37,597	18,441
Total liabilities and shareholders’ equity	$94,755	$88,442